Ness Energy International, Inc. Announces Corporate Changes

Fort Worth, TEXAS, January 11, 2008 / PRNewswire-FirstCall/ -- Ness Energy International, Inc. (NESS.PK) announced that effective 7 January 2008 a group of North Texas investors have obtained, via purchase and through a Stock Rights Agreement, greater than 52% of the issued shares of NESS. In the board meeting regarding the Stock Rights Agreement, which was approved and executed by the Director and President Mr. Sha Stephens, the board also voted to appoint Mr. Alan D. Stricklin as director and President. Upon this vote Mr. Stephens tendered his resignation as Director and President effective immediately.

An additional signatory to the Stock Rights Agreement was Mrs. Mary Gene Stephens, the widow of Mr. Hayseed Stephens. All the shares of Mr. Sha Stephens and those of Mrs. Mary Gene Stephens, as well as other members of the Stephens family, were involved in this transaction. Terms were not disclosed.

Mr. Stricklin has over 25 years of oil and gas exploration, drilling, production, and operations experience. Most of this experience has been in the North Texas area. He has been involved in senior management with several companies including being the President of a subsidiary of a large public company. He also has hands on experience drilling and completing oil and gas wells. It is this hand's on experience that the company feels is most needed at NESS to guide it through the times ahead.

For many years NESS has had "The Vision" to drill for oil in Israel. Mr. Stricklin stated "The Vision is still in place however the company must first be made profitable and healthy. To do this we will be negotiating with several possible sources of capital. In addition to retiring debt, our primary objective for use of this capital will be to purchase and operate oil and gas properties in Texas. The most important part of this plan is that it should start generating positive cash flow from the very beginning. Our staff will remain small and focused on obtaining maximum return for the efforts and resources expended during this rebuilding phase."

Mr. Stricklin also addressed the current financial condition. "The financial status of the company is not what it should be. Presently the company has debts that we have identified in the $2 million range with possibilities that it could be as high as $3 million with there being no major identifiable assets of value. We have already had discussions with the company's largest lender and they have indicated a willingness to work with us, at least in the short term. Other creditors have indicated that they will work with us also."

Mr. Stricklin further stated "We are dedicated to changing the current financial status and are looking forward to resolving the challenges that face us. We plan to make regular announcements, via Press Releases and on the company web site at www.nessenergy.com, to keep the shareholders as informed as possible."

Forward-Looking Statements

This news release includes forward-looking statements. Actual results could differ materially from those contemplated by such forward-looking statements as a result of any number of factors and uncertainties, many of which are beyond the control of the company. Important factors that could cause actual results to differ materially from those in such forward-looking statements are enumerated in the company's registration statement filed with the Securities and Exchange Commission. Undue reliance should not be placed upon any forward-looking statements, and the company undertakes no obligation to update those statements.

CONTACT:
Ness Energy International, Inc.
Investor Relations
(817) 550-1704 or pr@nessenergy.com
Visit us on the web at www.nessenergy.com